PRESS RELEASE
                    TECH-SYM COMPLETES COGNISEIS ACQUISITION

     HOUSTON, TEXAS, June 30, 1995 -- Tech-Sym Corporation (NYSE:TSY) today announced that it has completed its previously announced acquisition of all of the outstanding stock of CogniSeis Development, Inc. ("CogniSeis").

     As previously announced, CogniSeis was purchased with Tech-Sym common stock valued at $20 million, which represents 737,781 shares at an average per share price of $27.11. This transaction was treated as a pooling of interests.

     CogniSeis develops, markets and licenses seismic processing and geologic interpretation systems. Under the terms of the agreement, CogniSeis merged with a newly formed subsidiary of Tech-Sym.

     Tech-Sym Corporation is a high technology company that designs, develops and manufactures electronic systems and components used in diverse markets including seismic survey, communications, defense, and environmental instrumentation.
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For further information, please contact:

      Wendell W. Gamel                  Robert P. Jones/Adam Steinberg
      Chairman and President            Lee Foley - Media Relations
      Tech-Sym Corporation              Morgen-Walke Associates
      10500 Westoffice Drive            380 Lexington Avenue, 50th Floor
      Houston, Texas 77042              New York, NY  10168
      (713) 785-7790                    (212) 850-5600